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                                 EXHIBIT NO. 11
                                 --------------

                                 COMPUTATION OF

                               EARNINGS PER SHARE






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
                  THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (millions - except per share amounts)
                                  (unaudited)



                                                     Three Months                            Six Months
                                          -----------------------------------------------------------------------------
 Periods Ended June 30,                        1994               1993                1994                1993
                                          -----------------------------------------------------------------------------
                                                      Per                Per                 Per                  Per
                                           Amount    Share   Amount     Share     Amount    Share    Amount      Share
                                          -----------------------------------------------------------------------------
 PRIMARY:
 Net income                                $60.5               $79.7             $108.6              $131.3
 Less:  Preferred stock dividends           (2.1)               (2.4)              (4.4)               (4.7)
                                          -------            -------             -------             -------
 Income available to common
 shareholders                              $58.4     $ .79     $77.3    $1.11    $104.2     $1.40    $126.6      $1.82
                                          =============================================================================
 Average shares outstanding                 71.5                67.1               71.8                67.1
 Net effect of dilutive stock
     options                                 2.3                 2.3                2.4                 2.4
                                          -------            -------             -------             -------
         Total                              73.8                69.4               74.2                69.5
                                          =======            =======             =======             =======

 FULLY DILUTED:
 Net income                                $60.5               $79.7             $108.6              $131.3
 Less:  Preferred stock dividends           (2.1)               (2.4)              (4.4)               (4.7)
                                          -------            -------             -------             -------
 Income available to common
 shareholders                              $58.4     $ .79     $77.3    $1.11    $104.2    $1.40     $126.6      $1.82
                                          =============================================================================
 Average shares outstanding                 71.5                67.1               71.8                67.1
 Net effect of dilutive stock options        2.4                 2.4                2.4                 2.4
                                          -------            -------             -------             -------
     Total                                  73.9                69.5               74.2                69.5
                                          =======            =======             =======             =======